UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information included in Item 2.03 below is incorporated into this Item 1.01 by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

As of June 6, 2013, BioDrain Medical, Inc. (the “Company”) had issued to ten (10) accredited investors (each a “Holder” and collectively, the “Holders”) (1) 8% convertible 1-year promissory notes (each a “Note” and collectively, the “Notes”) in an aggregate principal amount equal to $950,000 and (2) warrants (each a “Warrant” and collectively, the “Warrants”) for each investor to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as is equal to 75% of the principal amount of the Notes purchased by it, divided by $0.18, for an aggregate purchase price of $950,000, pursuant to the terms and conditions of those certain Subscription Agreements (the “Subscription Agreements”).

Notes

The Notes accrue simple interest at a rate of 8% per annum and are due and payable on the one-year anniversary of the issue date of the Notes. At any time prior to a Qualified Financing (as defined below) until the repayment of the entire principal amount and accrued interest due under such Note (the “Conversion Amount”), the Holder shall have the option to convert any or all of the Conversion Amount into Common Stock at a conversion price equal to $0.18 per share (subject to proportionate adjustments as provided in the Notes). Upon the consummation of a Qualified Financing, until the repayment the Conversion Amount, the Notes shall be convertible at the option of the Holder into shares of Common Stock at a conversion price equal to the lesser of (i) a 10% discount to the lowest price at which shares of Common Stock (or other equity securities of the Company on an as converted basis) are sold in a Qualified Financing, defined as an equity financing or series of related equity financings by the Company resulting in aggregate gross cash proceeds (before commissions and other expenses) to the Company of at least $2,000,000, or (ii) $0.18 per share (subject to proportionate adjustments described in the Notes). In the event of a Fundamental Transaction (as defined and described in detail in the Notes), the Company shall pay, in cash or such other form of Sale Proceeds (as defined in the Notes), to the Holders (a) an amount equal to the unpaid principal amount plus (b) any accrued unpaid interest due under the Notes. Upon the consummation of a Fundamental Transaction and completion by the Company of certain deliveries set forth in clauses (a) and (b) above, the indebtedness evidenced by the Notes shall be satisfied in full and no interest shall continue to accrue on the Notes and all rights of the Holders thereunder shall terminate.

The occurrence of any one of the following events will be deemed an event of default: (i) the failure of the Company to pay the principal balance or accrued interest on the Notes when due; (ii) failure by the Company or the Company’s transfer agent to issue securities issuable upon conversion of a Note to the Holder of such Note within thirty (30) calendar days after the receipt of a Conversion Notice (as defined in the Notes) and surrender by a Holder of a Note to the Company or the Company’s transfer agent; (iii) the consent or institution by or against the Company of bankruptcy or insolvency proceedings or the filing, or consent by the Company for the filing of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; (iv) the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief that has not been resolved in favor of the Company or vacated within 60 days; or (v) any material breach by the Company of any covenant, warranty, representation or other term or condition of the Notes, the Subscription Agreements or the Warrants which is not cured within the time periods permitted therein or, if no cure period is provided therein, within sixty (60) days after the date on which the Company receives written notice of such breach.

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Warrants

Each Warrant entitles the Holder thereof to purchase from the date of issuance until 5:00 p.m. Eastern time on the fifth anniversary of the issue date thereof time to time the number of shares of the Company’s Common Stock as is equal to 75% of the principal amount of the Notes purchased by it, divided by $0.18, at an exercise price of $0.198 per share (the “Exercise Price”) (subject to proportionate adjustments described in the Warrants).

The description of the Notes and Warrants included in this Item 2.03 is qualified in its entirety by the terms and conditions of the form of the Notes filed as Exhibit 10.1, and the Warrants filed as Exhibit 4.1, to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 above is incorporated herein by this reference. The Company paid cash commissions equal to an aggregate of $76,000 and agreed to issue warrants (the “Placement Agent Warrant”) to purchase an aggregate of approximately 422,222 shares of Common Stock to the placement agent in connection with the sale of the Notes and Warrants. The Placement Agent Warrant has terms that are substantially similar to the terms and conditions of the Warrant. The securities described herein were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, in that the sale and purchase of such securities did not involve any public offering and the Company obtained representations from each investor that it was an “accredited investor” as that term is defined under Rule 501 of Regulation D. As of the date of this filing, there are 121,952,832 shares of Common Stock of the Company issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Warrant
10.1	Form of Convertible Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2013

BIODRAIN MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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